EXHIBIT 10.7

Hasbro, Inc.

Performance Rewards Program

January 1, 2021

Hasbro, Inc.

Performance Rewards Program

1.Background
1.1 Performance Rewards Program (“PRP”)

•Establishes standard criteria to determine PRP eligibility and overall company or business objectives.

•Provides guidelines for the establishment of target incentive awards.

There are two plans to be funded under the PRP.

•1) Corporate Plan - Funding under the PRP for eligible employees of Hasbro, Inc. (the “Company”) and its subsidiaries is based on Company performance.

•2) Business Area Plan - Funding under the PRP for eligible employees of Hasbro, Entertainment One and Wizards of the Coast (“Wizards”) and certain of its subsidiaries will be based on the performance of the Business Area and its subsidiaries. For purposes of this document, Business Areas are defined as either Commercial, Wizards of the Coast (Wizards), Consumer Products (Licensing), Digital Gaming, Film & TV, Secret Location, Family Brands or eOne Group

•Performance objectives and goals are established to measure performance achievement and may be based on one or more of the following: Sales (Net Revenues); Operating Margin and Returns (Free Cash Flow) for Company performance; and Sales (Net Revenues) and Operating Margin for Business Area performance.

1.2 Purpose
The Company has established this PRP (the “Plan”) for the purpose of providing incentive compensation to those employees who contribute significantly to the growth and success of the Company’s business; to attract and retain, in the employ of the Company, individuals of outstanding ability; and to align the interests of employees with the interest of the Company’s shareholders.

1.3 General Guideline
No employee has any legal entitlement to participate in the PRP or to receive an incentive award under the PRP.

1.4 Scope
The PRP is applicable to eligible employees of all global subsidiaries and divisions of the Company.

1.5 Eligibility
Management shall determine, in its sole discretion, those employees whose duties and responsibilities contribute significantly to the growth and success of the Company’s business and are eligible to participate in the PRP. Eligibility to participate in the PRP does not guarantee the receipt of an incentive award under the PRP. Unless otherwise required by law or determined by management, if an employee is eligible to participate in the PRP and/or any other annual incentive (or similar) plan implemented from time to time by the Company, such employee may only participate in one plan at the same time, as determined by the Company in its sole discretion.

Eligible employees will be assigned to the Corporate Plan or the Business Area Plan at the Company’s sole discretion. For purposes of clarity, sales employees on the Hasbro Sales Rewards Plan (SRP) will participate in the PRP for 2021 and will not have a separate Sales Rewards Plan. eOne sales employees will not be eligible to participate on the PRP in 2021 and will be eligible under the applicable Sales Plans. Employees cannot participate in both the PRP and the Sales Plan simultaneously.

2.0 Incentive Award Levels

2.1 Target Incentive Award
Except as otherwise determined by the Company, target incentive awards are expressed as a percentage of earned salary for the PRP year. For purposes of this PRP, earned salary means all base compensation for the participant for the year in question, which base compensation shall include all base compensation amounts deferred into the Company’s retirement savings plan, the Company’s Non-Qualified Deferred Compensation Plan and/or any similar successor plans for the fiscal year and excludes, where allowed by law, any bonus or other benefits, other than base compensation, for the PRP year. By design, the target incentive awards are the award levels that PRP participants are eligible to earn when they, the Company or their applicable business units perform as expected (i.e., achieve their goals and objectives). Target incentive awards may be determined by job level, previously determined percentage of base salary such as in the case of employees of Entertainment One entities (collectively, “eOne”), or previously determined percentage such as in the case of employees of the Company previously subject to the Sales Rewards Program. Target incentive awards may also vary by region.

2.2 Maximum Incentive Award
Under the PRP, the maximum incentive award for employees below job level 80 is 200% of the target incentive award. The maximum incentive award for employees in a job level 80 or above is 300% of the target incentive award.

3.0 Measures of Performance for 2021
•PRP funding for the Corporate Plan is based on 100% Company performance.
•PRP funding for the Business Area Plan is 80% Business Area performance and 20% Company performance.

3.1 Establishing Company or Business Area Performance Targets
In the first quarter of the PRP year, the Company’s senior management will establish the level of target performance for the year associated with each of the performance metrics for the Corporate Plan the Business Area Plan. Those target levels are reviewed and approved by the Company’s Chief Executive Officer (“CEO”) and by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

3.2 Company Performance
For 2021, the Company performance is measured by Net Revenue, Operating Margin and Returns. Company performance is determined by individually assessing performance against goals for each metric, applying the acceleration/deceleration scale, weighting each metric and summing the total. The weighting and definitions of the overall Company measures are:

Measure	Definition	% of Company Measure
Net Revenue (Sales)	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty Income, Digital Gaming Revenue, TV Programming Revenue and Production & Distribution Revenue	40%
Operating Margin	Operating Profit divided by Net Revenues	40%
Returns (Free Cash Flow)	Net cash provided by operating activities -Capital Expenditures	20%

The applicable metric must achieve a threshold performance or no award is payable under that metric before the acceleration/deceleration scale is applied to the applicable metric. The threshold for Net Revenue performance is 85%. The threshold for Operating Margin and for Returns performance is 80%.

3.3 Business Area Performance
For 2021, the Business Area will assess performance based on Net Revenue and Operating Margin specific to the applicable Business Area. Unlike the Corporate Plan where an individual metric’s failure to reach the threshold performance does not impact another individual metric’s ability to reach the threshold performance and payout, for each Business Area Plan, both metrics must meet a minimum threshold performance before the acceleration/deceleration scale is applied to both metrics or no award is payable for the Business Area component of the Business Area Plan. The threshold for the Business Area Net Revenue performance is 85%. The threshold for the Business Area Operating Margin performance is 80%.

The weighting and definitions of the Business Area Plan are:

Measure	*Definition	% of Measure
Net Revenue (Sales) of the Business Area	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty Income, Digital Gaming Revenue and TV Programming Revenue	50%
Operating Margin of the Business Area	Operating Profit divided by Net Revenues	50%

*In addition to Global Wizards Revenue and OP, Wizards also includes Revenue and OP from Licensed Digital Gaming for Wizards specific brands.

Bonus formula metrics are subject to review annually by the CEO.

4.0 Development of Funding Pools
At the end of the fiscal year, the actual performance for the Company and the Business Area for each financial component of the funding pool for the PRP will be calculated (based on the Company’s and the Business Area’s performance as of year-end) and approved by the Company’s Chief Financial Officer.

The funding pool scales for the metrics used in the Corporate Plan and the Business Area plan, as applicable, are as follows:

Revenue Scale:
Performance % Funding Pool Scale %
< 85% 0% Minimum performance 85%
85% 50% For every 1% below target, 2.6%-2.7% decrease in award
100% 100% Target performance = 100% payout
101% 106.7% For every 1% above 100%, 6.6%-6.8% increase in award
115%+ 200% Maximum payout

Operating Margin Scale:
Performance % Funding Pool Scale %
< 80% 0% Minimum performance 80%
80% 50% For every 1% below target, 2% decrease in award
100% 100% Target performance = 100% payout
101% 104% For every 1% above 100%, 4% increase in award
125%+ 200% Maximum payout

Returns (Free Cash Flow) Scale:
Performance % Funding Pool Scale %
< 80% 0% Minimum performance 80%
80% 50% For every 1% below target, 2% decrease in award
100% 100% Target performance = 100% payout
101% 104% For every 1% above 100%, 4% increase in award
125%+ 200% Maximum payout

In the case of the Corporate Plan and the Company component of the Business Area Plan, the threshold performance must be met for a metric before the acceleration/deceleration scale is applied to that metric. If the threshold performance is not achieved for a specific metric, no award is payable under the specific metric that did not achieve the threshold performance. The payout attributable to each metric will then be weighted and added to arrive at the overall achievement.

An illustrative example of the development of a funding pool for the Corporate Plan and the Company component of the Business Area Plan is as follows:

If Net Revenue is achieved at 100% of target (which results in 100% funding based on the acceleration/deceleration scale) and Operating Margin is achieved at 80% of target (which results in a 50% funding) but Returns does not reach threshold performance, then overall Company performance will only pay out on Net Revenue and Operating Margin. The aggregate weighted payout would be:

(100% x 40%) + (50% x 40%) + (0% x 20%) = 60%

The Company payout under the Corporate Plan would be 60% (and the Company component of the Business Plan would be 12%)

In the case of each Business Area Plan, the Net Revenue and Operating Margin for Business Area metrics must both individually achieve a minimum threshold performance against target to qualify for that component of the Business Area Plan funding pool. If the Net Revenue and Operating Margin for the Business Area metrics each achieve a minimum threshold performance against target, an acceleration/deceleration scale will then be applied to each individual metric to develop the component funding pool for each metric. If the Net Revenue metric achieves threshold or higher, and the corresponding Operating Margin metric does not, the funding pool for that component of the Business Area Plan will be 0%. Similarly, if the Operating Margin metric achieves threshold or higher, and the corresponding Net Revenue metric does not, the funding pool for that component of the Business Area Plan will be 0%.

Illustrative examples of the development of a funding pool for the Wizards Business Area component of the Wizards Business Area Plan are as follows:

If Wizards Revenue is achieved at 90% of target (which results in an 73% funding based on the acceleration/deceleration scale) and Operating Margin is at 65% (which is below 80% threshold) the Wizards component of the Wizards Business Area Plan will not fund (0% funding of the Wizards component).

or

If Wizards Revenue is achieved at 91% target (which results in an 76% funding), and Operating Margin is achieved at 80% target (which results in a 50% funding) the aggregate weighted funding is:

(76% x 50%) + (50% x 50%) = 63% Wizards funding

Once all Business Area results have been calculated, the funding pool of Business Area component is developed. The Business Area component funding pool (weighted at 80%), combined with the Company component funding pool (weighted at 20%), will equal the aggregate of the PRP funding pool for the Business Area Plan.

4.1 Funding Pools
The Company calculates the component funding pools, based on the Company’s performance through the end of the year, the performance at the corporate level and Business Area against the applicable performance targets. Those component funding pools as established (composed of the pools for the Company’s performance and the performance of the Business Areas) are aggregated. Collectively these amounts constitute one aggregate funding pool (the “Funding Pool”), based on performance as of the end of the year, which the Company will pay out to all participants in the PRP collectively for performance during the year.

Although the CEO and the Compensation Committee reserve the right to alter the Funding Pool after year end, but prior to the actual payment of awards to participants in the PRP, it is expected that such discretion will only be exercised in rare or extreme circumstances, and that generally the entire Funding Pool, as it has been computed, will be paid (absent any affirmative exercise of this discretion) out to the participants in the PRP collectively following the closing of the year in question.

4.2 High Performer Pool Funding for Corporate
Following the end of the year, but prior to the payment of all awards under the Plan with respect to the completed fiscal year, management of the Company, in its sole discretion, may determine to add additional funding to the Plan, to cover individual performance awards for some employees or officers (the “Corporate High Performer Pool”). To the extent such determinations are made, they are subject to the approval of the appropriate management of the Company. Funding of the Corporate High Performer Pool is determined by the achievement of the Company’s Operating Profit, overall Company performance and affordability. The aggregate amount of the Corporate High Performer Pool is subject to the approval of both the CEO and the Compensation Committee.

4.3 Total Awards Under the PRP
The aggregate of all incentive awards under the PRP shall consist of the sum of the Funding Pool and the Corporate High Performer Pool.

In addition to the procedures set forth above, any incentive awards recommended under the PRP which exceed one times a participant’s base salary must be reviewed and approved by the Company’s CEO.

4.4 Management Review
Payment of any incentive award to an employee is subject to management’s review.

•For purposes of the PRP, management has the ability to review the proposed payout of any incentive award under the PRP to an eligible employee and to determine whether such proposed incentive award should be adjusted based on the participant’s performance, contributions to the organization, or any other factor allowed by law. In completing this review, management has the option of providing a zero value incentive award to the employee regardless of Company or Business Area performance. For participants that do not receive an incentive award or that receive a reduced incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other PRP participants in the manner determined by management.

5.0 Removals, Transfers, Terminations, Promotions and Hiring Eligibility
Except to the extent applicable legal requirements mandate a different result for a Plan participant, the following scenarios will be dealt with under the PRP in the manner set forth below.

5.1 Participants whose employment with the Company is terminated because of retirement or disability:

•After the close of the PRP year, but prior to the actual distribution of incentive awards for such year, may be awarded an incentive award for the plan year at the discretion of the Chief Human Resource Officer. For any such participant who is not given an incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other PRP participants in the manner determined by management.

•After the beginning, but prior to the close of the PRP year, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.

5.2 Participants whose employment with the Company is terminated because of death:

•After the close of the PRP year, but prior to the actual distribution of awards for such year, shall be awarded an incentive award for the PRP year. Such payment will be made to the deceased employee’s estate or designated beneficiary.

•After the beginning, but prior to the close of the PRP year, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer. Any such payments will be made to the deceased employee’s estate or designated beneficiary.

5.3 Participants who resign for any reason after the close of the PRP year, but prior to the distribution of incentive awards for such year, will not receive an incentive award. For any such participant, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management if the planning budgets have already been established.

5.4 Participants who are discharged from the employ of the Company or any of its subsidiaries for cause or for any offense involving moral turpitude or an offense involving breach of the fiduciary duty owed by the individual to the Company will not be entitled to an incentive award for any PRP year. For any such participant, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management.

5.5 Participants who are discharged from the employ of the Company or any of its subsidiaries due to any reason other than the ones enumerated above, including, without limitation, participants who are discharged due to job elimination:

•After the close of the PRP year, but prior to the actual distribution of incentive awards for such year, may be awarded an incentive award for the PRP year. No award shall be granted unless authorized at the discretion of the Chief Human Resource Officer. For any such participant who is not given an incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management.

•After the beginning, but prior to the close of the PRP year, the participant is no longer eligible for that year. However, a discretionary incentive award may be granted by the Chief Human Resource Officer.

5.6 Participants under statutory or contractual notices as may be required by applicable law:

•At the end of the fiscal year, may be awarded an incentive award for the PRP year. Except as may be required by applicable laws, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer. For any such participant who is not given an incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management.

•Which ends prior to the close of the PRP year, shall not be eligible for an incentive award for that plan year. However, a discretionary incentive award may be granted by the Chief Human Resource Officer.

5.7 Participants transferred during the PRP year from one division of the Company to another will be eligible to receive an incentive award (subject to achievement of the requisite organizational and individual performance) through the division in which he or she is employed at the end of the PRP year, but the award amount may be based on the performance made in each division in which the individual was employed during the PRP year.

5.8 Employees hired during the PRP year must be actively employed on or before October 1st or another date designated by the Chief Human Resource Officer or his designee of the PRP year to participate in the PRP for that PRP year. Incentive awards will be made based upon the employee's earned salary during the period of their employment with the Company during the PRP year.

5.9 The eligibility for an incentive award under the PRP for employees who remain employed with the Company during the PRP year but whose change in employment status through promotion or reclassification affects their level of participation:

•Prior to October 1st or another date designated by the Chief Human Resource Officer or his designee, of the PRP year, will participate at the level consistent with the promotion or reclassification.

•After October 1st or another date designated by the Chief Human Resource Officer or his designee, but prior to the close of the PRP year, will participate at the level consistent with their classification prior to the promotion or reclassification

5.10 The eligibility for an incentive award under the PRP for employees who remain employed with the Company during the PRP year but whose change in employment status through demotion affects their level of participation will be determined by the Chief Human Resource Officer.

6.0 Administration of the PRP

6.1 Amendments to the PRP (Contingency Clause)
The CEO and the Compensation Committee reserve the right to interpret, amend, modify, or terminate the PRP in accordance with changing conditions at any time in their sole discretion.

6.2 Incentive Award Distribution
Incentive awards, when payable, shall be paid as near to the close of the Company’s fiscal year as may be feasible. In furtherance of the preceding sentence, any incentive awards under the PRP will be paid no later than the date allowable to ensure tax deductibility in the year of accrual, which in the case of the United States is two and a half months after the fiscal year end. Participants in the PRP must be employed at the time of award distribution in order to receive an incentive award, except as provided in Section 5.0.

No individual has the right to receive an incentive award until it has been approved and distributed in accordance with the provisions of the PRP.

6.3 Non-Assignment of Awards
Participants eligible to receive incentive awards shall not have any right to pledge, assign, or otherwise dispose of any unpaid or projected awards.

6.4 Deferral of Awards
Participants eligible to defer incentive awards through the Deferred Compensation Program (DCP) may elect to do so during the annual DCP enrollment.

6.5 Clawback of Awards
By accepting any incentive awards under the Plan, the participant hereby acknowledges and agrees that (i) any incentive compensation the participant is awarded is subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors (the “Board”) in October 2012, and (ii) any incentive award the participant is awarded will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future. Such acknowledgement and agreement is a material condition to receiving any incentive award under the Plan, which would not have been awarded to the participant otherwise.

6.6 Stock Ownership
Additionally, the participant acknowledges and agrees that if the participant is now, or becomes subject in the future to, the Hasbro, Inc. Executive Stock Ownership Policy, effective as of March 1, 2014 as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”), then the receipt of any incentive award under the PRP is contingent upon the participant’s compliance with the terms of the Stock Ownership Policy, including without limitation, the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met. Failure to comply with the Stock Ownership Policy may, in the Company’s sole discretion, result in the reduction or total elimination of any incentive award that otherwise might be payable under the PRP and/or result in the Company determining to substitute other forms of compensation, such as equity, for any award the participant otherwise might have received under the PRP.